                           SEMI-RETIREMENT AGREEMENT

This AGREEMENT is made this 1st day of August, 2000, (the "Effective Date") between BioShield Technologies, Inc., a Georgia corporation ("COMPANY"), Electronic Medical Distribution, Inc. d/b/a eMD, a Delaware corporation and majority-owned subsidiary of the Company (to the extent of its express obligations hereunder )("eMD"), and Jacques Elfersy, an individual resident of the state of Georgia ("Elfersy").

         Whereas, Elfersy desires to retire from his day to day duties as an employee of the Company;

         Whereas, the Company desires to continue to receive advice and consultation from Elfersy from time to time on an as needed basis;

         Whereas, the Company has obtained all requisite corporate approval of this contract and option grants by the Company and eMD, including specifically board approval as required under applicable law;

         Now Therefore, the Company and Elfersy covenant and agree as follows:

1. The Employment Agreement between the Company and Elfersy dated January 1, 1998 ("Employment Agreement") and Elfersy's employment thereunder is hereby terminated by mutual agreement. The arrangements between the Company and Elfersy set forth below shall be in lieu of all amounts payable and/or benefits due Elfersy under the Employment Agreement.

         (a) Elfersy will receive pay of twelve (12) payments of Thirty Thousand Eight Hundred Thirty Three Dollars ($30,833) on the first (1st) day of each month, beginning with the month following the Effective Date and thereafter Elfersy will receive thirty (30) payments of Twenty Thousand Eight Hundred Thirty Three Dollars ($20,833) on the first (1st) day of each month following the first (1st) anniversary of the Effective Date, less all State and Federal Withholding in accordance with Company practice and policy. Such payments shall be directly deposited into the same bank account under the instructions currently in place for Elfersy. In the event of Elfersy's death prior to his receipt of the payments described herein, the Company shall have the option to continue monthly payments as described herein or make a lump sum payment of the then-present value of the remaining payments hereunder to Elfersy's spouse if surviving and, if not, to Elfersy's QTIP Trust utilizing the following assumptions: 1983 GAM Table average male and female and an interest rate factor of 6.5%.

         (b) Elfersy shall resign as an officer and director of both BioShield Technologies, Inc. and Electronic Medical Distribution, Inc. effective June 21, 2000.

         (c) For a period of forty-two (42) months commencing on the Effective Date. Elfersy will continue to receive an automobile allowance at the Company's expense of One Thousand Five Hundred Dollars ($1,500.00) per month as well as all health, dental, life insurance and disability benefits on the same basis as he received such benefits immediately before the termination of the Employment Agreement, subject only to future changes by the Company in insurance plans and coverages available to the Company's most senior executive officers.

         (d) Concurrently with the execution of this Agreement, Elfersy will receive non-qualified options to purchase an additional One Hundred Fifty Thousand (150,000) shares of Company common stock at the strike price of $ 24.414 per share. Elfersy shall be solely responsible for any and all tax consequences to him of said grant and/or exercise.

         (e) Elfersy shall receive a stipend from the Company for rental of an executive suite of One Thousand Five Hundred Dollars ($1,500) per month for a period of forty two (42) months commencing on the Effective Date; provided however, that Elfersy may choose any location for his office;

         (f) BioShield shall pay Elfersy Twenty Five Thousand Dollars ($25,000) concurrently with the execution of this Agreement;

         (g) For the period following forty two (42) months from the Effective Date, the Company shall provide, at Elfersy's expense, comparable health insurance to that presently provided for Mr. Elfersy and his wife, for each of their lives with minor dependents covered until the Company health plan currently ends eligibility; provided, however, that Elfersy shall be entitled to receive COBRA coverage under the Company's health plan, as well as applicable law.

         (h)      Mr. Elfersy agrees not to sell more stock than is allowed:

                  a. Under Rule 144 until such time as it no longer applies to Elfersy;

                  b. For three (3) months following the Effective Date, under the current Company blackout periods and trading windows, which are defined in the Company's Insider Trading Policy, a copy of which is attached hereto and incorporated herein by reference, including no trading from fifteen (15) days prior the end of a fiscal quarter (December 31, March 31, June 30 and September 30) through forty eight (48) hours after the results of operations for the period then ended are publicly released by the Company; and

                  c. For twelve (12) months following the Effective Date, in market transactions on any one trading day which are reflected on NASDAQ (National Markets) and constitute in the aggregate more than twelve (12%) percent of that day's total trading volume (including trades by Elfersy).

         (i) Concurrently with the Effective Date, Mr. Elfersy will be granted additional options to acquire One Hundred Thousand (100,000) shares of common stock in eMD at a strike price of $5.25 per share.

2. All options to acquire shares of common stock of the Company, including options to acquire shares of eMD, granted hereunder and all prior grants (the "Options"), will be delivered to Elfersy on or before the Effective Date and shall be made in accordance with all applicable laws, including but not limited to the requirement to register with the Securities and Exchange Commission. The options granted in accordance with this Agreement and Elfersy's existing options to purchase shares of the common stock of eMD shall be immediately exercisable through the fifth anniversary of the Effective Date; provided, however, that Elfersy's additional options to purchase One Hundred Fifty Thousand (150,000) shares of the common stock of the Company at a strike price of $ 2.44 shall expire ninety (90) days from the Effective Date. The Options shall be converted to a successor company's stock in the event of a merger, change in control or transaction in which the Company is not the surviving entity, and shall be appropriately adjusted (to the extent of any unexercised Options) to reflect the effect of any stock dividend or split, recapitalization, reinvestments, extraordinary dividend and/or transfer with each such adjustment becoming effective upon the date of the related event. The Company will give Elfersy prior written notice of the record date of any such event (or if no record date is established, of the event) and of the prospective adjustment, which will result from such event.

3. Concurrently with this Agreement, Elfersy agrees to execute such additional documents as may be reasonably requested by the Company to transition operational responsibilities, including assignment of patent and/or inventorship rights on patents and/or patentable technology developed for the Company during the term and within the scope of his employment using company resources, up to and including the Effective Date; provided, however, that the Company expressly acknowledges that Elfersy may subsequently develop, during the term of this Agreement, patentable or potentially patentable technology in which the Company shall have no right of ownership, title or interest.

4. For a period of forty two (42) months from the Effective Date, Elfersy agrees to make himself reasonably available at mutually acceptable times to advise and consult with the Company with respect to future developments and technical advances concerning anti-microbials and organo-silanos (which may or may not be related to current work or projects of the Company). Elfersy shall provide the Company Board of Directors with written quarterly reports, if requested to do so by the Board, concerning such future developments and technical advances in January, April and July 2001. Failure of Elfersy to satisfactorily perform under this paragraph 4 shall not be treated as a breach by Elfersy of this Agreement or provide grounds for the Company to terminate or diminish any payment to or benefit provided or to be provided to Elfersy or his family or heirs under this Agreement.

5. Except for claims arising after the Effective Date as to the performance of this Agreement and its concomitant obligations, Elfersy hereby fully and finally releases, remises, acquits, forgives and forever discharges the Company and its affiliates, subsidiaries, officers, directors, shareholders, employees, agents, attorneys, representatives, successors and assigns, and any of their respective directors, officers, shareholders, agents, attorneys, employees or representatives from any and all actions, suits, prosecutions, claims, liabilities, damages or other legal or equitable remedies, whether known or unknown, foreseeable or unforeseeable, arising or claimed to arise from, or in connection with, Elfersy's employment by the Company or any agreements, undertakings, commitments, representations, disclosures, failures to disclose, occurrences, actions, failures to act, breaches or defaults directly or indirectly related thereto or arising therefrom.

6. Except for claims arising after the Effective Date as to the performance of this Agreement and its concomitant obligations, the Company hereby fully and finally releases, remises, acquits, forgives and forever discharges Elfersy, his agents, attorneys, representatives, successors and assigns from any and all actions, suits, prosecutions, claims, liabilities, damages or other legal or equitable remedies, whether known or unknown, foreseeable or unforeseeable, arising or claimed to arise from, or in connection with, Elfersy's employment by the Company or eMD or any agreements, undertakings, commitments, representations, disclosures, failures to disclose, occurrences, actions, failures to act, breaches or defaults directly or indirectly related thereto or arising therefrom.

7. Company, eMD and Elfersy agree that they shall not engage in any communications, which shall disparage one another on interfere with their existing prospective business relationships. The Company and Elfersy shall issue a joint press release acceptable to other concerning the completion and terms of this Agreement.

8. No failure or delay on the part of the Company or Elfersy in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9. No amendment, modification, termination, waiver or consent departure from the terms of any provision of this Agreement shall be effective unless signed in writing by the Company and Elfersy. Any amendment, supplement or modification of or to any of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

10. This Agreement shall be binding upon the Company and Elfersy and their respective successors and permitted assigns.

11. This Agreement and the rights and obligations hereunder shall be construed and enforced in accordance with and governed by the laws of the State of Georgia, without giving effect to the principles of conflicts of laws thereof.

12. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability only without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

13. This Agreement constitutes the entire agreement between The Company and Elfersy with respect to the subject matter hereof and there are no promises or undertakings with respect thereto not expressly set forth herein.

14. To the fullest extent permitted by law, the Company and eMD shall forever indemnify, protect and hold harmless Elfersy from and against any claim, suit, action or proceeding, whether civil, criminal, administrative or investigative, which is made or threatened to be made, against Elfersy by reason of the fact that he was a director or officer of the Company and/or eMD or any subsidiary thereof or was serving at the request of the Company and/or eMD as a director, officer or trustee of, or in any similar capacity with any other entity, which indemnification shall include without limitation payment of any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any such claim, action, suit proceeding, and any appeal therefrom or investigation thereof. Such payment by the Company and/or eMD of said expenses shall be made on behalf of Elfersy when incurred by or on behalf of Elfersy, whether or not in advance of the final disposition of the matter, subject only to Elfersy providing the Company and/or eMD with a written undertaking to repay such payment(s) and/or expense(s) if it is finally determined by a Court of competent jurisdiction that Elfersy is not entitled to indemnification as a matter of law with respect to such matter.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ELFERSY:                                   THE COMPANY:
                                           BIOSHIELD TECHNOLOGIES, INC.



                                           By:
--------------------------------              ---------------------------------
Jacques Elfersy                                  Timothy C. Moses
                                           Its:  Chairman, CEO and President


                                           ELECTRONIC MEDICAL
                                           DISTRIBUTION, INC.
                                           (As to provisions which specifically
                                           mention eMD only)




                                           By:
                                              ---------------------------------
                                                 Timothy C. Moses
                                           Its:  Chairman and CEO